Exhibit 10.15

Form of Option to Purchase Common Stock

of Ceridian HCM Holding Inc.

NON-NEGOTIABLE & NON-TRANSFERABLE

Series (2018-___)

Voidable if Not Fully Signed and Returned

Employee Name:

Employee ID No.:

Grant Date:

Number of Option Shares:

(purchasable under the Option when vested & exercisable)

Exercise Price: _____ per Share (U.S. Dollars)

NOTIFICATION OF OPTION GRANT FOR PURCHASE OF COMMON STOCK OF CERIDIAN HCM HOLDING INC.

pursuant to the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (“Plan”)

1. Option and Exercise Price. When signed and returned by the above-named employee and countersigned by Ceridian HCM Holding Inc.(“Ceridian”), this Notice certifies that on the above-designated grant date (“Grant Date”), Ceridian granted to the above-named employee (“Optionee”) the option (the “Option”) to purchase, when vested and exercisable as described in this Notice and the Plan, all or any portion of the above-designated number of shares (“Shares”) of common stock, par value $0.01 per share (“Stock”) of Ceridian, for the above-designated exercise price per Share, subject to adjustment as set forth in the Plan (the “Exercise Price”). The Exercise Price is equal to the Fair Market Value of a Share on the Grant Date. The Option is governed by this Notice and the Plan (a copy of the Plan has been provided to Optionee). Capitalized terms not defined in this Notice are defined in the Plan. The Option is intended to be a Nonqualified Stock Option. For purposes of this Notice, “Employer” means, to the extent Optionee is not employed by Ceridian, the Subsidiary that employs Optionee.

2. Time Based Vesting of Option and Acceleration of Vesting. During the Option Period (as defined below), twenty-five percent (25%) of the Option will vest and become exercisable on the first four (4) anniversaries of the Grant Date (each an “Option Vesting Date”), subject to Optionee’s continued Service through the applicable Option Vesting Date. Upon a Change in Control or upon Optionee’s termination of Service due to death, the Option will become fully vested and exercisable. Upon Optionee’s termination of Service for any other reason, the unvested portion of the Option immediately and automatically will be forfeited without further consideration.

3. Option Period and Forfeiture. The Option expires ten years after the Grant Date, unless terminated earlier as follows (the “Option Period”): (a) if Optionee’s Service terminates for Cause, the vested portion of the Option expires immediately; and (b) if Optionee’s Service terminates other than for Cause, the vested portion of the Option expires (a) 12 months following Optionee’s termination of Service due to death or Disability, (b) 90 days following Optionee’s termination of Service other than due to death or Disability; provided, the Option shall automatically expire in its entirety (whether or not vested) effective as of the date Optionee breaches the terms and conditions of the Plan or this Notice.

4. Exercise of Option. Before the end of the Option Period, all or a portion of the vested portion of the Option can be exercised to acquire a whole number of Shares under the Plan by Optionee (or in the case of Optionee’s termination of Service due to death or Disability, by Optionee’s representative) by delivering an electronically executed notice of exercise (an “Exercise Notice”) in such form, manner and timeframe required by Ceridian. The Exercise Notice shall state the whole number of Shares under the Option being exercised and shall be accompanied by full payment of the Exercise Price for each such Option (collectively, the “Aggregate Exercise Price”) and any applicable Tax-Related Items (as defined below) required to be withheld (in such form of payment as permitted in Section 5) for each of those Shares, and contain Optionee’s agreement to comply with the terms of this Notice and the Plan.

5. Payment of Aggregate Exercise Price and Withholdings. Optionee may pay the Aggregate Exercise Price and any applicable Tax-Related Items required to be withheld as follows:

a.	Cash or Check. In cash or by bank certified check.

b.	Brokered Cashless Exercise. To the extent permitted by applicable law and the Committee, from the proceeds of a sale through a broker on the date of exercise of some or all of the Shares to which the exercise relates. In that case, Optionee will electronically execute an Exercise Notice and provide Ceridian’s third-party Plan administrator with a copy of irrevocable instructions to a broker to deliver promptly to Ceridian the amount of sale proceeds to pay the Aggregate Exercise Price and/or applicable Tax-Related Items required to be withheld, as applicable. To facilitate the foregoing, Ceridian may, to the extent permitted by applicable law, enter into agreements or coordinate procedures with one or more brokerage firms.

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c.	Net Exercise. Unless otherwise determined by the Committee, by reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the Aggregate Exercise Price and any applicable Tax-Related Items required to be withheld.

d.	Surrender of Stock. In each instance, at the sole discretion of the Committee, by surrendering, or attesting to the ownership of, Shares that are already owned by Optionee free and clear of any restriction or limitation, unless the Committee specifically agrees in writing to accept such Shares subject to such restriction or limitation. Such Shares will be surrendered to Ceridian in good form for transfer and will be valued by Ceridian at their Fair Market Value on the date of the applicable exercise of the Option, or to the extent applicable, on the date any applicable Tax-Related Items required to be withheld are to be determined. Optionee will not surrender, or attest to the ownership of, Shares in payment of the Aggregate Exercise Price (or any applicable Tax-Related Items required to be withheld) if such action would cause Ceridian to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes that otherwise would not have been recognized.

For the sake of clarity, the Exercise Price is payable in United States dollars.

6. Issuance of Shares. After all requirements with respect to the exercise of all or a portion of the Option have been satisfied, the Committee will cause the Shares as to which the Option or portion thereof has been exercised to be issued (or, in the Committee’s discretion, in un-certificated form, upon the books of Ceridian’s transfer agent), registered in the name of the person exercising the Option or portion thereof (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship). Neither Ceridian nor the Committee will be liable to Optionee or any other person for damages relating to any delays in issuing the Shares or any mistakes or errors in the issuance of the Shares.

7. Tax Matters and Withholdings. Regardless of any action Ceridian or the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to Optionee or deemed by Ceridian or the Employer to be an appropriate charge to Optionee even if technically due by Ceridian or the Employer (the “Tax-Related Items”), Optionee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains Optionee’s responsibility and may exceed the amount actually withheld by Ceridian or the Employer, if any. Optionee further acknowledges and agrees that Ceridian and/or the Employer:

•	make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of Optionee’s participation in the Plan, including, but not limited to, the grant of the Option, the exercise of the Option, the subsequent sale of any Shares acquired pursuant to the Option and the receipt of any dividends;

•	do not commit to and are under no obligation to structure the terms of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result; and

•	if Optionee has become subject to tax in more than one jurisdiction between the date the Option is granted and the date of any relevant taxable or tax withholding event, Optionee acknowledges that Ceridian and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or taxable withholding event, as applicable, Optionee agrees to pay or make adequate arrangements satisfactory to Ceridian and/or the Employer to satisfy all Tax-Related Items required to be withheld. In this regard, Optionee authorizes Ceridian and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items required to be withheld by one or a combination of the following:

•	requiring payment of any Tax-Related Items required to be withheld with payment of the Aggregate Exercise Price;

•	withholding from Optionee’s wages or other cash compensation paid to Optionee by Ceridian or the Employer;

•	withholding from the proceeds from the sale of Shares acquired upon exercise, either through a voluntary sale or through a mandatory sale arranged by Ceridian (on Optionee’s behalf pursuant to this authorization);

•	having Ceridian withhold a number of whole Shares that Optionee otherwise would have received upon exercise of the Option; or

•	any other arrangement satisfactory to Ceridian or the Employer regarding payment of such Tax-Related Items.

Depending on the withholding method, Ceridian or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by Ceridian or the Employer in good faith and in its sole discretion) or other applicable withholding rates.

Finally, Optionee agrees to pay to Ceridian or the Employer any number of Tax-Related Items that Ceridian or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan that cannot be satisfied by the means previously described. Ceridian or the Employer may refuse to honor the exercise of the Option, or refuse to deliver the Shares or the proceeds of the sale of Shares, if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items.

8. Adjustments. The Option will be subject to adjustments as provided in Section 4.5 of Plan.

9. Securities Law Restrictions. Regardless of whether the offering and sale of Stock under the Plan have been registered under the U.S. Securities Act of 1933, as amended (“Securities Act”) or have been registered or qualified under the securities laws of any state, province or other jurisdiction, the Board of Directors, at its sole discretion, may impose restrictions upon the sale, pledge or other transfer of the Shares (including the placement of appropriate legends on stock certificates and/or the imposition of stop-transfer instructions) if, in the judgment of the Board of Directors, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws or other laws of any state, province or other jurisdiction. Such restrictions may be in addition to the restrictions set forth in the applicable shareholders agreement in effect with any shareholders of Ceridian.

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10. Compliance with Laws. If Optionee is resident or employed outside of the United States, Optionee agrees to repatriate all payments attributable to the Shares or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of Shares acquired under the Plan) in accordance with local foreign exchange rules and regulations in Optionee’s country of residence (and country of employment, if different). In addition, Optionee agrees to take any and all actions, and consents to any and all actions taken by Ceridian and the Employer, as may be required to allow Ceridian and the Employer to comply with local laws, rules and regulations in Optionee’s country of residence (and country of employment, if different). Finally, Optionee agrees to take any and all actions as may be required to comply with Optionee’s personal legal and tax obligations under local laws, rules and regulations in Optionee’s country of residence (and country of employment, if different).

11. Private Placement. If Optionee is resident outside the United States, the Option is not intended to be a public offering of securities in Optionee’s country of residence (and country of employment, if different). Ceridian has not submitted a registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Option is not subject to the supervision of local securities authorities.

12. No Advice Regarding Participation. No employee of Ceridian or its Subsidiaries is permitted to advise Optionee regarding Optionee’s participation in the Plan including the exercise or sale of Shares. Optionee should consult with Optionee’s own qualified personal tax, legal and financial advisors before taking any action related to the Plan.

13. Insider Trading and Market Abuse Laws. By participating in the Plan, Optionee agrees to comply with Ceridian’s policy on insider trading (to the extent that it is applicable to Optionee). Optionee acknowledges that, depending on Optionee or Optionee’s broker’s country of residence or where the Shares are listed, Optionee may be subject to insider trading restrictions and/or market abuse laws that may affect Optionee’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares or rights linked to the value of Shares during such times Optionee is considered to have “inside information” regarding Ceridian as defined in the laws or regulations in Optionee’s country of residence (and country of employment, if different). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Optionee placed before he or she possessed inside information. Furthermore, Optionee could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Ceridian insider trading policy. Optionee acknowledges that it is Optionee’s responsibility to comply with any restrictions and Optionee should consult with Optionee’s personal advisor on this matter.

14. Imposition of Other Requirements. Ceridian reserves the right to impose other requirements on the Option, any Shares acquired pursuant to the Option and Optionee’s participation in the Plan to the extent Ceridian determines, in its sole discretion, that such other requirements are necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring Optionee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

15. Personal Information. Optionee hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of Optionee’s personal data as described in this Notice by and among, as applicable, Ceridian and its Subsidiaries for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.

Optionee understands that Ceridian and the Employer hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, email address, date of birth, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, resident registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, award or benefit statements, any Shares or directorships in Ceridian, details of all awards or any other entitlements to Shares awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

Optionee understands that Data may be transferred to E*Trade (or any successor Plan broker) and any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the Subsidiaries of Ceridian. These third-party recipients may be located in Optionee’s country of residence (and country of employment, if different) or elsewhere, and the recipient’s country may have different data privacy laws and protections than Optionee’s country. Optionee understands that Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting Ceridian’s People and Culture Organization.

Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired. Optionee understands that Data only will be held as long as is necessary to implement, administer and manage Optionee’s participation in the Plan.

Optionee understands that Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Ceridian’s People and Culture Organization. If Optionee does not consent, or if Optionee later seeks to revoke Optionee’s consent, Optionee’s Service status and career will not be affected; the only consequence of refusing or withdrawing Optionee’s consent is that Ceridian would not be able to grant Optionee Options or administer or maintain such Options. Therefore, Optionee understands that refusing or withdrawing Optionee’s consent may affect Optionee’s ability to participate in the Plan. For more information on the consequences of Optionee’s refusal to consent or withdrawal of consent, Optionee understands that Optionee may contact Ceridian’s People and Culture Organization.

Finally, upon request of Ceridian or the Employer, Optionee agrees to provide an executed data privacy consent (or any other agreements or consents that may be required by Ceridian and/or the Employer) that Ceridian and/or the Employer may deem necessary to obtain from Optionee for the purpose of administering Optionee’s participation in the Plan in compliance with the data privacy laws in Optionee’s country of residence (and country of employment, if different), either now or in the future. Optionee understands and agrees that Optionee will be unable to participate in the Plan if Optionee fails to provide any such consent or agreement requested by Ceridian and/or the Employer.

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16. Nature of the Benefit. Optionee understands and agrees that:

a. the Plan is established voluntarily by Ceridian, it is discretionary in nature and may be amended, modified, suspended or terminated by Ceridian at any time as provided in the Plan;

b. the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive any additional Options or equity awards in the future from Ceridian or any Affiliates, or affect in any way the right of Ceridian or any Affiliates to terminate the granting of stock options or other equity awards at any time;

c. all decisions with respect to future grants, if any, including, but not limited to, the times when the Options shall be granted, the Option Period, and the Exercise Price will be at the sole discretion of Ceridian;

d. the grant of the Option and Optionee’s participation in the Plan shall not create a right to further employment with the Employer, shall not be interpreted as forming an employment or Service contract with Ceridian and shall not interfere with the ability of the Employer to terminate Optionee’s employment relationship at any time (as otherwise may be permitted under local law);

e. Optionee’s participation in the Plan is voluntary;

f. the Option and any underlying Shares are not intended to replace any pension rights or compensation;

g. the grant of the Option and the underlying Shares are an extraordinary item of compensation outside the scope of Optionee’s employment (and employment contract, if any) and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

h. the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

i. if the Option is exercised, the value of the Shares acquired upon exercise may increase or decrease, even below the Exercise Price;

j. the grant of the Option will not be interpreted to form an employment contract with the Employer;

k. Ceridian and the Employer are not liable for any exchange rate fluctuation between Optionee’s local currency and the United States Dollar that may affect the value of the Shares or any amounts due pursuant to settlement or the subsequent sale of any Shares; and

l. no claim or entitlement to compensation or damages shall arise from forfeiture of the Option under the Plan resulting from termination of Optionee’s employment by the Employer (for any reason and whether or not in breach of local labor laws and whether or not later found to be invalid).

17. Electronic Delivery and Participation. Optionee acknowledges that Ceridian may, in its sole discretion, decide to deliver any documents related to Optionee’s current or future participation in the Plan by electronic means and/or may request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by Ceridian, the Plan broker or another third party designated by Ceridian.

18. Impact on Service Status or Other Compensation. This Notice and the Plan are not an employment contract. Nothing contained in the Option, this Notice or the Plan shall confer on Optionee any right to continue in the Service of Ceridian or any Subsidiary or other affiliate of Ceridian, or affect in any way the right of Ceridian or any Subsidiary or other affiliate to terminate the Service of Optionee at any time. The Option is not part of normal or expected compensation for purposes of calculating any end of Service payments, retirement benefits or similar payments.

19. Non-Transferability of Option. The Option is non-transferable by Optionee except to the limited extent described in the Plan.

20. Rights as a Shareholder. Optionee and Optionee’s representative shall have no rights as a shareholder with respect to any Shares subject to the Option unless and until those Shares have been issued by Ceridian pursuant to this Notice and the Plan.

21. Country Addendum; Interpretation of Terms; General. The term “Country Addendum” means any document prepared by Ceridian and which refers to this Notice and contains additional Option terms to address matters pertaining to Optionee’s then current country of residence (and country of employment, if different). If Optionee relocates to one of the countries included in the Country Addendum, the special terms and conditions for such country will apply to Optionee, to the extent Ceridian determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or Ceridian may establish alternative terms as may be necessary or advisable to accommodate Optionee’s transfer). The Country Addendum constitutes part of this Notice. The Committee shall interpret the terms of the Option, this Notice, the Plan and any Country Addendum, and all determinations by the Committee shall be final and binding. Ceridian may, without Optionee’s consent, assign all of their respective rights and obligations under the Option to their respective successors and assigns. Following an assignment to the successor of Ceridian, all references herein to the Board of Directors and Committee shall be references to the board of directors and committee, as applicable, of the successor of Ceridian. This Notice, the Plan and any Country Addendum contain the complete agreement between Ceridian and Optionee concerning the Option, are governed by the laws of the State of Delaware (or the laws stated an applicable Country Addendum), and may be amended only in writing, signed by an authorized officer of Ceridian. Optionee will take all actions reasonably requested by Ceridian to enable the administration of the Option and Plan and/or comply with the local laws and regulations of Optionee’s then current country of residence. No waiver of any breach or condition of this Notice, the Plan or a Country Addendum shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

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22. Additional Requirements. Ceridian reserves the right to impose other requirements on the Option to the extent Ceridian determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with applicable laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan. Such requirements may include (but are not limited to) requiring Optionee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

23. Official Language. The official language of this Notice, the Plan and any Country Addendum is English. Documents or notices not originally written in English shall have no effect until they have been translated into English, and the English translation shall then be the prevailing form of such documents or notices. Any notices or other documents required to be delivered to Ceridian under this Notice, shall be translated into English, at Optionee’s expense, and provided promptly to Ceridian in English. Ceridian may also request an untranslated copy of such documents.

24. Severability. Optionee agrees that the provisions of this Notice are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

25. Successors and Assigns. The provisions of this Notice will inure to the benefit of, and be binding upon, Ceridian and its successors and assigns and upon Optionee, Optionee’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Notice and have agreed in writing to be joined herein and be bound by the terms hereof.

26. Compensation Recoupment Policy. The Option and any Shares issued thereunder shall be subject to any compensation recoupment policy of Ceridian that is applicable by its terms to Optionee and to awards of this type. For purposes of the foregoing, Optionee expressly and explicitly authorizes Ceridian to issue instructions, on Optionee’s behalf, to any brokerage firm and/or third-party administrator engaged by Ceridian to hold Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to Ceridian.

27. Additional Covenants To the extent enforceable by applicable law, and in consideration of the receipt of the Option granted by this Notice, Optionee by signing below covenants and agrees to the covenants, if any, set out in Exhibit A hereto.

Dated Effective:	CERIDIAN HCM HOLDING INC.

By
Authorized Officer

By signing below, I agree to comply with the requirements of this Notice:

Optionee’s Printed Name:	Optionee’s Signature:

Date signed by Optionee: _________________, 2018

THIS OPTION GRANT NOTICE WILL AUTOMATICALLY BECOME NULL AND VOID IF NOT:

(1) SIGNED BY OPTIONEE AND RETURNED TO CERIDIAN HCM HOLDING INC. BY__________ AND

(2) COUNTER-SIGNED BELOW BY CERIDIAN HCM HOLDING INC. AFTER RECEIPT OF OPTIONEE’S SIGNATURE

Countersigned by: CERIDIAN HCM HOLDING INC.

By
Authorized Officer

This Notice and the Option are valid only to the extent that the number of Option Shares corresponds to the records of Ceridian’s Corporate Secretary, and will automatically become null and void if not signed and returned by Optionee by _________ and counter-signed by Ceridian HCM Holding Inc.

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NOTIFICATION OF OPTION GRANT FOR PURCHASE OF COMMON STOCK OF CERIDIAN HCM HOLDING INC.

pursuant to the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (“Plan”)

COUNTRY ADDENDUM

This Country Addendum to the Notice includes additional terms and conditions that govern the Option and Optionee’s participation in the Plan if Optionee resides and/or works outside of the United States. If Optionee transfers to another country reflected in this Country Addendum, the additional terms and conditions for such country (if any) will apply to Optionee to the extent Ceridian determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or Ceridian may establish alternative terms as may be necessary or advisable to accommodate Optionee’s transfer). Capitalized terms not defined in this Country Addendum but defined in the Notice or the Plan shall have the same meaning as in the Notice or the Plan.

AUSTRALIA

1.	Breach of Law. Notwithstanding anything to the contrary in the Notice or the Plan, Optionee will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth) (or any successor provision), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.

2.	Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

CANADA

1.	No Exercise by Using Previously Owned Shares. Notwithstanding any terms and conditions in the Notice or the Plan to the contrary and except as otherwise may be permitted by Ceridian, Optionee is prohibited from surrendering Shares that Optionee already owns (i.e., using a “stock swap” exercise method) to pay the Aggregate Exercise Price or any Tax-Related Items required to be withheld in connection with the exercise of the Option.

2.	Securities Law Information. Optionee is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed, or takes place within Canada as may be permitted in accordance with applicable law.

3.	Termination Date. Notwithstanding any provisions in the Notice or the Plan to the contrary, the effective date of the Optionee’s termination of Service for purposes of the Option shall be the last day of any statutory notice of termination period required under applicable law.

If Optionee is a resident of Quebec, the following provision applies:

4.	English Language Consent. The parties acknowledge that it is their express wish that the Notice, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent qu’elles souhaitent expressément que l’Avis, ainsi que tous les documents, avis et procédures judiciaires conclus, donnés ou institués en vertu des présentes ou se rapportant directement ou indirectement aux présentes, soient rédigés en anglais.

MAURITIUS

No country-specific provisions.

UNITED KINGDOM

1.	Responsibility for Taxes. The following provision supplements Section 7 of the Notice.

Optionee agrees to be liable for any Tax-Related Items and hereby covenants to pay any such Tax-Related Items, as and when requested by Ceridian or the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). Optionee also agrees to indemnify and keep indemnified Ceridian and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Optionee’s behalf.

Notwithstanding the foregoing, if Optionee is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision may not apply. In such case, Optionee understands that Optionee may not be able to indemnify Ceridian for the amount of any income tax not collected from or paid by Optionee and, therefore, any such income tax not so collected from or paid by Optionee within 90 days after the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs may constitute a benefit to Optionee on which additional income tax and national insurance contributions may be payable. The Optionee acknowledges that Ceridian or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in the Notice. However, Optionee is primarily responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

2.	Exclusion of Claim. Optionee acknowledges and agrees that Optionee will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from Optionee ceasing to have rights under or to be entitled to the Option under the Plan, whether or not as a result of termination of employment (whether such termination is in breach of contract or otherwise), or from the loss of diminution in value of the Shares underlying the Option. Upon the grant of the Option, Optionee shall be deemed to have waived irrevocably such entitlement.

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EXHIBIT A

Restricted Covenants

[The Optionee covenants and agrees that while employed by Ceridian or any Subsidiary and for one (1) year following termination of Optionee’s employment (whether initiated by Optionee or Ceridian) (the “Non-Compete Period”), Optionee shall not:

a.	directly or indirectly hire or solicit the employment or services of any then current employee of Ceridian or any Subsidiary (this restriction does not prevent (i) general solicitations to the public or (ii) providing employment references for people who are not seeking employment with Optionee’s then current third-party employer);

b.	directly or indirectly solicit any then current customer of Ceridian or any Subsidiary for the purpose of selling or providing that customer any products or services that directly compete with the products or services of Ceridian or any Subsidiary; and/or

c.	work as an employee or consultant for, or beneficially own more than 5% of the equity or voting securities of, any company or entity that directly competes with Ceridian’s human capital management business.

During the Non-Compete Period, if Optionee intends to seek any employment, consulting or ownership relationship that might violate these covenants, Optionee shall provide Ceridian at least 30 days advance written notice of that intended change. Ceridian may in its reasonable and sole discretion determine whether or not that intended change would violate these covenants, and shall promptly notify Optionee of that determination. In addition to Ceridian’s other remedies available under applicable law, the Option will expire and be forfeited if the Optionee breaches the restrictions in these covenants.] [NTD: To be included in certain Option Award agreements.]

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